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                                                                     EXHIBIT 5.1


                                  May 24, 2002


Knight-Ridder, Inc.
50 West San Fernando Street
San Jose, CA  95113-2413

        Registration Statement on Form S-8 -- Employee Stock Option Plan

Ladies and Gentlemen:

        I am the Vice President and General Counsel of Knight-Ridder, Inc. (the "Company") and have acted as such in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about the date set forth above under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 4,000,000 shares (the Shares") of the Company's Common Stock, par value $.02 1/12 per share (with associated preferred stock purchase rights), which may be issued under the Company's Employee Stock Option Plan, as amended (the "Plan").

        In rendering my opinion, I have examined and shall be entitled to rely upon originals or copies, certified or otherwise identified to my satisfaction, of such documents, instruments and certificates as I have deemed necessary for purposes of this opinion, including without limitation (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation and Bylaws of the Company, as amended, (iii) the Plan, (iv) a certificate dated May 17, 2002 received from the Florida Secretary of State's Office to the effect that the Company is in good standing under the laws of that state, (v) one or more officer's certificates as to certain factual matters, (vi) the minutes of the January 22, 2002 meeting of the Board of Directors of the Company relating to an amendment of the Plan, (vii) the minutes of the April 23, 2002 meeting of the shareholders of the Company relating to an amendment of the Plan and (viii) such other documents of the Company as I have deemed necessary or appropriate for the purpose of the opinion expressed herein.

        In connection with the foregoing, I have assumed the authenticity of all records, documents and instruments submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to me as copies and the due authorization, execution and delivery of the applicable records, documents and instruments by the parties thereto.


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        Knight-Ridder, Inc.
        May 24, 2002
        Page 2



        I am a member of the Bar of the State of California, and the opinion set forth below is restricted to matters governed by the laws of the State of Florida and the federal securities laws. For purposes of this opinion, I have assumed with your permission that the laws of the State of Florida are the same as the laws of the State of California.

        Based upon the foregoing and the qualifications and limitations set forth below, I am of the opinion that when (i) the Registration Statement and any amendments thereto filed with the Securities and Exchange Commission have become effective, (ii) the applicable provisions of such state securities laws as may be applicable have been complied with, (iii) payment of the purchase price is made by participating employees in the manner provided by the Plan, and
(iv) the Shares are otherwise issued and sold in accordance with the Plan, the Shares will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to use of my name under Item 5, "Interests of Named Experts and Counsel," in the Registration Statement. However, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent.


                                               Very truly yours,



                                               /s/ Gordon Yamate